UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P. ALTIVA MANAGEMENT INC. BALAJI VENKATARAMAN VIRINDER NOHRIA LTE PARTNERS, LLC LTE MANAGEMENT, LLC MELKONIAN CAPITAL MANAGEMENT, LLC RYAN MELKONIAN TERENCE COOKE DEEPAK SARPANGAL
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”), has filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the election of certain directors of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”).

Item 1: On June 28, 2019, the Participating Stockholders issued the following press release:

ISS SUPPORTS VELAN’S CALL FOR CHANGE BY RECOMMENDING STOCKHOLDERS VOTE “AGAINST” PROGENICS PHARMACEUTICALS DIRECTORS PETER CROWLEY AND MICHAEL KISHBAUCH

ISS Believes Velan Presented a “Compelling Argument that Board Level Change is Warranted” to Enhance “Shareholder Board Oversight”

ISS Highlights the Board’s “Apparent Lack of Acknowledgement that any Issues Exist” Which Seems to Suggest that the Board “Plans to Make No Substantive Changes”

Velan Agrees with ISS that the Board’s Focus Should Be on Why Shareholder Returns Have Been Weak and Why Progenics has “Experienced Recent, Significant Delays in Both Drug Development and Commercialization”

Velan Urges Stockholders to Follow the Lead of ISS and Vote AGAINST the Re-election of Peter Crowley and Michael Kishbauch

Alpharetta, GA – June 28, 2019 /PRNewswire/ -- Velan Capital, L.P. (together with the other participants in its solicitation, “Velan” or “we”), one of the largest stockholders of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”)(NASDAQ:PGNX), comprised of successful specialty pharmaceutical operators and financial services experts, today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, has endorsed its call for change on the Progenics Board of Directors (the “Board”), highlighting the Board’s seeming unwillingness to recognize the underperformance of the Company under its guidance and noting the Board’s failure to hold management accountable for numerous operational and strategic missteps. In its report issued on June 28, 2019, ISS recommended that stockholders support Velan’s call for change by voting AGAINST the election of Progenics directors Peter Crowley and Michael Kishbauch at the Company’s upcoming Annual Meeting of Stockholders scheduled to be held on July 11, 2019 (the “Annual Meeting”).

ISS’ overwhelming show of support and recommendation that stockholders vote in accordance with Velan’s campaign for change signifies that change on the Board is needed to ensure that stockholder alignment is established, accountability is instilled, and the Company creates long-term value for its stockholders.

“We are pleased that ISS, like Velan and many other stockholders, recognizes the need for change at Progenics,” said Bala Venkataraman of Velan Capital. “Given the poor performance of the Company under the incumbent Board, exemplified by its lack of urgency to provide products to cancer patients in a timely manner, and the Board’s proclivity to put its interests above those of true stockholders, we urge stockholders to support real change by VOTING TODAY as recommended by ISS: AGAINST Messrs. Crowley and Kishbauch. Without real change, there can be little hope that Progenics will realize its full potential.”

In its report, ISS stated*:

The Case AGAINST Crowley and Kishbauch

  “As chairman, Crowley is most accountable for overseeing a company that has promising assets but has struggled to create shareholder value, perhaps due to a lack of urgency in developing and commercializing its products. While leading the Nominating & Corporate Governance Committee, Kishbaugh has pursued a less than robust refreshment of the board, as shown by three of the six independent directors having been on the board for at least 10 years – during which the company has largely failed to create value for shareholders.”
  “In those roles, both directors likely made key decisions in how the company responded to the dissident's campaign. The overarching tone of that response, that the company is doing fine, seems contradicted by both the share price and fundamental developments such as the delay in generating AZEDRA revenue. The board's stipulations on potential new directors are ambiguous and call into question the sincerity of the board's settlement offer. The results of this campaign may guide the board in determining how expeditiously to pursue a settlement with a dissident who is a substantial shareholder and has nominated individuals with directly relevant operating experience in the industry.”

Board’s Lack of Justification

  “The board's justifications for suboptimal performance have been uncompelling, and its apparent lack of acknowledgement that any issues exist seems to imply that it plans to make no substantive changes. Taken together, these factors suggest that support for the Vote No campaign could serve as an effective catalyst for board change.”
  “As with the board's comments about the company's TSR, the board has not appeared to concede that anything went wrong with AZEDRA or 1095; this lack of acknowledgement is concerning, as it suggests an unwillingness or inability to avoid similar mistakes in the future.”

Board’s Minimal Oversight of Underqualified Management Team

  “Most importantly, the board has failed to hold the management accountable for multiple strategic and operational missteps, which have resulted in value destruction for the shareholders despite the company's possession of several promising assets…in a best case scenario, the board waited too long to add executives with the required expertise.”

Board’s Stockholder Destructive Decisions and Lack of Alignment

  “Perhaps one reason [TSR has underperformed] is that as of May 2019, the company had 84.5 million shares outstanding, 2.5x its share count in May 2011, just after Baker became CEO. While the company's market value has increased, earlier shareholders were diluted through equity raises and have not benefited from growth in the company's market value or positive fundamental developments.”
  “Additionally, only two of the six independent directors own actual PGNX shares, with other directors' stakes being entirely in options…it appears to insulate insiders from the pain felt by shareholders owning common shares.”

Board’s Misdirection and Public Relations Stunts

  “[T]he board previously stated that after considering the dissident's nominees, none of them have the skill set required for the board. This seems puzzling, as several dissident nominees appear to have deep financial expertise, while others possess experience as operating executives commercializing biopharmaceuticals.”
  “[T]he 9 percent stake held by the dissident mitigates those [ESG and reputational] concerns, given the company's fundamental and share performance shortfalls, as well as the minimal at-risk ownership of the board and management.”
  “Furthermore, the board's concern about reputational risk from dissident nominees seems highly inconsistent, given past questionable actions of Baker and Crowley.”

In concluding that stockholders should support Velan’s campaign for change by voting AGAINST Messrs. Crowley and Kishbauch, ISS stated: “Shareholders might have preferred that the board focus less on constructing widely varying peer groups and on digging up dirt on dissident nominees and more on exploring why absolute TSR has been weak and why the company has experienced recent, significant delays in both drug development and commercialization. As such, the dissident has made a compelling argument that board level change is warranted, with the ultimate goal of enhancing shareholder board oversight.”

While we believe that voting on the GREEN proxy card sends the strongest message that change is required, voting on the WHITE proxy card in the manner recommended by ISS – AGAINST Messrs. Crowley and Kishbauch – will have the same effect as voting on our GREEN proxy card. The important point is to vote AGAINST Messrs. Crowley and Kishbauch to achieve the change desperately needed at Progenics.

The Company’s slogan is “Find, Fight, and Follow” – we urge stockholders to “Find” the status quo unacceptable, “Fight” years of value destruction and squandered opportunities, and “Follow” our call to action by voting AGAINST the re-election of Messrs. Crowley and Kishbauch TODAY.

*Permission to use quotations neither sought nor obtained. Emphasis added.

Investor contacts:

Deepak Sarpangal

(415) 677-7050

campaign@velancapital.com

www.savePGNX.com

Okapi Partners LLC

Pat McHugh / Jason Alexander

+1 (888) 785-6673

SavePGNX@okapipartners.com

Item 2: On June 28, 2019, the following materials were posted by the Participating Stockholders to www.savePGNX.com:

SAVE Progenics

ABOUT VELAN CAPITAL | STOCKHOLDER MATERIALS | HOW TO VOTE | CONTACT

How to Vote

Your Vote is Important
Tell the Board What You Think By Voting the GREEN Proxy Card

How To Vote

GREEN card

We encourage stockholders to Vote **AGAINST** the re-election of Peter J. Crowley and Michael D. Kishbauch as directors.

WHITE card

Voting the WHITE proxy card **AGAINST** the re-election of Peter J. Crowley and Michael D. Kishbauch will have the same effect as voting on our GREEN card.

Stockholders

You can vote in one of the following three ways

Mail

if you received your proxy material by mail, you can vote by mail by completing, signing, dating and returning the enclosed **GREEN** proxy card in the enclosed envelope;

Internet

by visiting the website shown on the Notice or the enclosed **GREEN** proxy card and following the instructions; or

Telephone

by calling the toll-free telephone number shown on the Notice or the enclosed **GREEN** proxy card and following the instructions.

Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance by proxy by signing and dating the enclosed **GREEN** proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or telephone by following the instructions provided on the enclosed **GREEN** proxy card.

If you need assistance in voting or have any questions, please contact our proxy solicitor Okapi Partners at +1 (888) 785-6673 or +1 (212) 297-0720 and by email at info@okapipartners.com.

© 2019 Velan Capital | Disclaimer